Exhibit 99.1

Contact: Katie Reinsmidt, Senior Vice President -Investor Relations & Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL ANNOUNCES FARZANA MITCHELL
APPOINTED CHIEF FINANCIAL OFFICER

CHATTANOOGA, Tenn. (September 10, 2012) – The Board of Directors of CBL & Associates Properties, Inc. (NYSE: CBL), today announced that Farzana Mitchell has succeeded John Foy as Chief Financial Officer.  Foy will remain in the near term as executive Vice Chairman to provide continuity through this important transition.  In addition, the Board announced that Katie Reinsmidt has been promoted to the new position of Senior Vice President – Investor Relations and Corporate Investments.

CBL’s Vice Chairman John N. Foy commented, “I am proud to have played a key role in the growth of CBL over the years.  Farzana and I have led the Company’s financing activities since she joined CBL 12 years ago, and I have always been impressed by her insight and creativity.  I am confident that with her expert guidance, CBL will continue to achieve great success.”

“We are pleased to recognize Farzana’s leadership, work-ethic and vision with this promotion to Chief Financial Officer,” said Stephen Lebovitz, president & chief executive officer.  “Farzana and John have worked together to execute the Company’s financial strategy and we are certain that her expertise will prove to be valuable going forward.  Since joining CBL in 2000, Farzana’s business acumen and deep financial knowledge have been an important resource as most recently exemplified by the formation of the TIAA-CREF joint venture relationship.  We are certain that Farzana will make significant contributions to CBL’s ongoing success.  CBL has a very bright future and we are confident that we have strong and capable leadership in place to guide our financial growth.”

Lebovitz added, “We are also excited to promote Katie to Senior Vice President – Investor Relations and Corporate Investments.  Since joining the Company in 2004, Katie has assumed progressive levels of responsibility, becoming a key contributor in CBL’s major transactional and capital markets activity.  She is very well-respected throughout Wall Street, and we are pleased to recognize her many accomplishments with this promotion.”

“I would like to extend our gratitude to John for his many years of commitment to our Company’s success as its CFO,” said Charles B. Lebovitz, chairman.  “Throughout his more than 40 years with CBL and its predecessor company, John’s ingenuity and creative mind have shaped the growth experienced over this time.  We are pleased that CBL will continue to benefit from John’s know-how as executive Vice Chairman.”

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CBL Announces Farzana Mitchell Appointed Chief Financial Officer Page 2 September 10, 2012

About Farzana Mitchell
Farzana Mitchell joined CBL in September 2000 as Senior Vice President – Finance and was promoted to Executive Vice President – Finance in January 2010.  Prior to joining the Company, Mitchell spent 18 years at Equitable Real Estate and its predecessor in various senior financial positions.  From 1976 to 1982, Mitchell held the position of Assistant Treasurer of IRT Properties Company, a former REIT.  She serves on the Board of Commissioners and Finance Committee of the Chattanooga Metropolitan Airport Authority.  She is a certified public accountant, licensed in the state of Georgia.

About Katie Reinsmidt
Katie Reinsmidt joined CBL in 2004 as Director of Investor Relations and was promoted to Director – Corporate Communications and Investor Relations in 2008 and to Vice President – Corporate Communications and Investor Relations in 2010. Prior to joining CBL, she served as Associate Analyst at A.G. Edwards & Sons at its corporate headquarters in St. Louis, MO, where she provided research coverage for retail, healthcare and lodging REITs. Reinsmidt also serves as a Trustee for the City of Chattanooga General Pension Board.

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interest in or manages 164 properties, including 95 regional malls/open-air centers. The properties are located in 28 states and total 93.4 million square feet including 9.4 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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